Exhibit 99.1

NEWS RELEASE

October 26, 2011

NASDAQ OMX REPORTS RECORD EARNINGS

CONTINUES TO DELIVER GROWTH IN REVENUES

-    NON-GAAP DILUTED EPS OF $0.67 REPRESENTS 34% INCREASE OVER Q310 RESULTS -

-    NET EXCHANGE REVENUES REACH RECORD HIGH OF $438 MILLION -

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported record results for the third quarter of 2011. Net income attributable to NASDAQ OMX for the third quarter of 2011 was $110 million, or $0.61 per diluted share, compared with $92 million, or $0.51 per diluted share, in the second quarter of 2011, and $101 million, or $0.50 per diluted share, in the third quarter of 2010.

Included in the third quarter of 2011 results are $9 million of pre-tax expenses associated with debt extinguishment and merger and strategic initiatives. Also included is $5 million of tax expense related to a true-up of 2010 tax return liabilities and the corresponding effect on net deferred tax liabilities.

Financial Highlights:

•	Net exchange revenues were a record $438 million, 18% higher than Q310 results.

•	Non-GAAP operating income improved to $204 million, up 21% from the prior year quarter, while operating margins increased to 47%.

•	Non-GAAP net income was $121 million, up 20% from $101 million in Q310.

•	Non-GAAP diluted EPS increased to $0.67, up 34% over prior year results.

Summary of Non-GAAP Results[1]
($ millions, except EPS)	Q311	Q211	Q310
Net Exchange Revenues[2]	$438	$416	$372
Total Operating Expenses	234	229	203
Operating Income	204	187	169
Net Income	121	112	101
Diluted Earnings Per Share	$0.67	$0.62	$0.50

1.	A complete reconciliation of GAAP to non-GAAP results is included in the attached tables.
2.	Represents revenues less transaction rebates, brokerage, clearance and exchange fees.

Bob Greifeld, Chief Executive Officer and President, NASDAQ OMX said:

“Our fourth consecutive quarter of record earnings was driven by strong growth in revenues. And year-to-date our revenues have increased 13 percent over last year, against a 10 percent decline in U.S. equity volumes. But to truly appreciate our performance one must consider the strength and diversity of the business we’ve built and evaluate what we’ve delivered over the longer term, and that is double digit earnings growth. A truly impressive track record for the team here at NASDAQ OMX.”

Business Highlights

•

Entered into a $1.2 billion senior unsecured five-year credit facility to refinance NASDAQ OMX’s prior credit facilities due 2013, and simultaneously initiated a cash tender offer for its outstanding 2.50% Convertible Senior Notes. NASDAQ OMX subsequently accepted for payment $335 million, or 78%, of the outstanding notes tendered during the offer period. These transactions reduce NASDAQ OMX’s overall borrowing costs, extend the maturity profile of debt obligations, increase revolver borrowing capacity and generate positive earnings per share returns.

•

Announced the approval of a share repurchase program, authorizing NASDAQ OMX to repurchase in aggregate up to $300 million of its outstanding common stock. Further demonstrating its commitment to decrease leverage, during the fourth quarter of 2011, NASDAQ OMX is reducing its debt obligations by approximately $120 million; including a $109 million optional debt payment in addition to an $11 million required quarterly principal payment.

Market Services

•

NASDAQ OMX continued its success in U.S. equity options during the third quarter of 2011, achieving number one in market share for a fifth consecutive quarter. A record high 312 million contracts were traded, representing a 35% increase when compared to the third quarter of 2010.

•

Migrated The NASDAQ Options Market (“NOM”) to the NASDAQ OMX PHLX (“PHLX”) technology architecture, thereby aligning PHLX and NOM market maker protocols, access ports and back-office systems, and creating the fastest options match engine in the industry. Market maker enhancements included with the migration allow for pure market makers on PHLX, which should increase liquidity and customer fill rates.

•

Witnessed increases in Nordic equity volumes as the number of trades reached a record high of 27.9 million in the third quarter of 2011. Year-to-date trade volume has grown 26% while value traded has grown 9% when compared to the same period in 2010.

•

FTEN received a second patent which applies to technology that is capable of reducing systemic risk in the financial markets by providing users the ability to manage securities trading risk on a cross-market, -system, and -asset basis by aggregating trading data from disparate liquidity destinations; normalizing information into a common format; analyzing the data using user defined criteria; and providing alerts and actions initiated upon the occurrence of defined situations.

•

Announced plans to introduce UltraFeedSM, a highly-efficient data feed that aggregates all North American equity, options, futures and index data feeds. Employing NASDAQ OMX state-of-the-art technology, UltraFeed will first be delivered to QUODD Financial Information Services — a full service market data provider. QUODD Financial Information Services will provide UltraFeed to its approximately 550 downstream client firms who, in turn, feed thousands of end-users.

Issuer Services

•

Corporate Solutions revenues continued to perform well, growing 22% when compared to the third quarter of 2010. During the quarter, Corporate Solutions launched Directors Desk HD, an intuitive, feature-rich and secure iPad App providing directors and executives access to sensitive and timely information on-the-go. NASDAQ OMX

The NASDAQ OMX Group, Inc.	2

Directors Desk is a secure cloud-based solution designed to improve board communications and effectiveness while relieving corporate executives of the paperwork and time involved in keeping boards informed.

•

NASDAQ OMX welcomed 38 new listings during the quarter, including 18 initial public offerings. Among the largest IPOs this quarter was Dunkin’ Brands Group which raised over $422.7 million in proceeds. NASDAQ also led U.S. markets for IPOs in the financial and technology sectors with over $848.9 million in total capital raised in the third quarter of 2011 by the two sectors combined. And an important milestone was celebrated as Zillow became the first NASDAQ-listed company to adopt a coveted single letter ticker symbol. Zillow is listed under the ticker symbol Z.

Market Technology

•

The Singapore Exchange (“SGX”) went live with its new Reach system, which is based on NASDAQ OMX’s Genium INET technology. The implementation of this new system marks a significant milestone for SGX as it delivers considerable capacity and latency improvement for their cash market.

•

Japannext launched NASDAQ OMX’s X-stream, replacing a trading system based on competing technology. Japannext’s decision to upgrade to X-stream was based on their desire to improve the performance of their system and attract increasing amounts of algorithmic trading.

•

The Mako Group (“Mako”), a leading provider of liquidity in derivatives, selected NASDAQ OMX’s SMARTS Broker solution to monitor trading activity across multiple derivatives markets. Mako enables its market-makers to price and trade large inventories of derivatives, while also providing its surveillance department with compliance tools covering all asset classes and markets to keep pace with the continually evolving regulatory landscape. The use of SMARTS Broker will give Mako in-depth data analysis, intuitive visualization tools and real-time alert algorithms, and provide their surveillance department with the highest level of transparency across global derivatives trading venues in a single, consolidated view.

•

BM&FBOVESPA, the largest stock exchange in Latin America, and Bovespa Market Supervision (“BSM”), the Brazilian self-regulatory organization in charge of inspecting and supervising the transactions and the persons authorized to trade, announced that they will use NASDAQ OMX’s SMARTS Integrity market surveillance platform to monitor trading across their equities and commodities platforms. The SMARTS Integrity platform will provide BM&FBOVESPA and BSM with an automated solution for market surveillance, operations and market oversight, strengthening their current surveillance capabilities and providing them a scalable platform for long-term growth.

Operating Highlights

U.S. Cash Equities

•

Total matched market share of U.S. cash equities was 22.4% in the third quarter of 2011, with NASDAQ matching 18.9%, NASDAQ OMX BX (“BX”) matching 2.4% and NASDAQ OMX PSX (“PSX”) matching 1.1%. Total matched market share was 22.0% in the second quarter of 2011 (NASDAQ: 18.9%; BX: 2.0%; PSX 1.1%) and 22.3% in the third quarter of 2010 (NASDAQ: 19.1%; BX: 3.2%). Total matched share volume was 125.0 billion shares in the third quarter of 2011, compared with 99.7 billion shares in the second quarter of 2011 and 107.8 billion shares in the third quarter of 2010.

The NASDAQ OMX Group, Inc.	3

European Cash Equities

•

Total average daily volume was 423 thousand trades in the third quarter of 2011, compared with 320 thousand in the second quarter of 2011 and 264 thousand in the third quarter of 2010. Total average daily value traded was $3.7 billion in the third quarter of 2011, compared with $4.0 billion in the second quarter of 2011 and $2.8 billion in the third quarter of 2010.

U.S. Options

•

Total market share of U.S. equity options was 26.4% in the third quarter of 2011, with PHLX matching 22.3% and NOM matching 4.1%. Total market share of U.S. equity options was 28.9% in the second quarter of 2011 (PHLX: 24.3%; NOM: 4.6%) and 28.8% in the third quarter of 2010 (PHLX: 23.7%; NOM: 5.1%). Total industry average daily volume was 18.5 million contracts in the third quarter of 2011, compared with 15.8 million contracts in the second quarter of 2011 and 12.5 million contracts in the third quarter of 2010.

European Derivatives

•

In the third quarter of 2011, the average daily volume of options, futures and fixed-income contracts was 492 thousand (Q211: 428 thousand; Q310: 398 thousand). Within NASDAQ OMX Commodities, cleared power contracts during the third quarter of 2011 totaled 421 terawatt hours (“TWh”) (Q211: 383 TWh; Q310: 388 TWh).

Global Listings

•

New listings totaled 38 in the third quarter of 2011 compared with 53 in the second quarter of 2011 and 45 in the third quarter of 2010. New listings for the third quarter of 2011 included 18 initial public offerings, compared with 30 in the second quarter of 2011 and 18 in the third quarter of 2010.

Market Technology

•

Total order intake, which represents the value of orders signed, was $35 million during the third quarter of 2011, compared with $56 million in the second quarter of 2011 and $27 million in the third quarter of 2010. At the end of the third quarter of 2011, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $473 million, compared with $483 million at the end of the second quarter of 2011 and $446 million at the end of the third quarter of 2010.

Lee Shavel, Chief Financial Officer, said:

“Building on the positive steps made in prior periods, we continue to take actions to improve our balance sheet and return capital to shareholders. During the third quarter, we reduced our leverage ratios, refinanced our credit facility, and lowered our borrowing costs. And we recently announced the approval of a $300 million share repurchase plan. The strength of our business model and the strong cash flows it generates leave us well positioned to continue to invest in new growth opportunities and deliver strong returns to investors.”

The NASDAQ OMX Group, Inc.	4

Expense Guidance

Total run rate operating expenses for the full year of 2011 are expected to be in the range of $915 million to $925 million, excluding approximately $75 million in merger related and other infrequent charges.

Financial Review

Revenues

Revenues less transaction rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $438 million for the third quarter of 2011, an increase of $22 million, or 5%, from the second quarter of 2011 and an increase of $66 million, or 18%, from the third quarter of 2010. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of decreasing revenues in the third quarter of 2011 by $3 million when compared to the second quarter of 2011, and increasing revenues by $16 million when compared to the third quarter of 2010.

Market Services

Market Services net exchange revenues were $300 million for the third quarter of 2011, up 8% when compared to the second quarter of 2011 results and 20% when compared to the third quarter of 2010.

Transaction Services

Net exchange revenues from Transaction Services were $211 million for the third quarter of 2011, an increase of $22 million, or 12%, when compared to the second quarter of 2011, and $43 million, or 26%, when compared to the third quarter of 2010.

•	Total net cash equity trading revenues were $67 million for the third quarter of 2011, up $8 million, or 14%, from the second quarter of 2011, and up $4 million, or 6%, from the prior year quarter.

•

Net U.S. cash equity trading revenues increased $7 million when compared to the second quarter of 2011 and $1 million when compared to the third quarter of 2010. The growth in revenues when compared to both periods is primarily due to increases in industry trading volumes, partially offset by declines in the average net fee per share matched on NASDAQ’s trading system.

•

Included in U.S. cash equity trading revenues in the third quarter of 2011 are $92 million in SEC Section 31 fees, compared with $74 million in the second quarter of 2011 and $60 million in the third quarter of 2010. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

European cash equity trading revenues were up $1 million, or 4%, from the second quarter of 2011 and $3 million, or 14%, from the prior year quarter. The increase when compared to both periods is primarily due to increases in trading volumes.

The NASDAQ OMX Group, Inc.	5

Also contributing to the increase when compared to the third quarter of 2010 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Total net derivative trading and clearing revenues were $84 million for the third quarter of 2011, up $9 million, or 12%, from the second quarter of 2011, and up $24 million, or 40%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues increased $7 million when compared to the second quarter of 2011 and $17 million when compared to third quarter of 2010 net revenues. The increases when compared to both periods are primarily due to higher industry trading volumes, offset slightly by modest declines in market share.

•

European derivative trading and clearing revenues increased $2 million from the second quarter of 2011 and $7 million when compared to the third quarter of 2010. Higher revenues when compared to both periods are primarily due to increases in derivative trading activity. Also contributing to the increase when compared to the third quarter of 2010 are changes in the exchange rates of various currencies as compared to the U.S. dollar.

•

Access Services revenues were $60 million for the third quarter of 2011, an increase of $5 million, or 9%, when compared to the second quarter of 2011 and an increase of $15 million, or 33%, when compared to the prior year quarter. The growth in revenues when compared to the second quarter of 2011 is primarily due to increased demand for services. The growth in revenues when compared to the third quarter of 2010 is due to the acquisition of FTEN, which was completed in December 2010, and to increased demand for services.

Market Data

Market Data revenues were $83 million for the third quarter of 2011, equal to revenues for the second quarter of 2011, but up $7 million, or 9%, when compared to the third quarter of 2010.

•

Net U.S. tape plans revenues were $30 million in the third quarter of 2011, equal to revenues in the second quarter of 2011, but up $2 million when compared to the prior year quarter. The higher revenues when compared to the third quarter of 2010 are due to an increase in the amount of shareable revenues available in the various tape plans, partially offset by lower Trade Reporting Facility market share.

•

U.S. market data products revenues were $33 million in the third quarter of 2011, up $1 million when compared to revenues reported in the second quarter of 2011 and in the prior year quarter. The increase in revenues when compared to both periods is due to higher customer demand for proprietary data products.

The NASDAQ OMX Group, Inc.	6

•

European market data products revenues were $20 million in the third quarter of 2011, a decrease of $1 million, or 5%, when compared to the second quarter of 2011, but an increase of $4 million, or 25%, when compared to the prior year quarter. The decrease when compared to the second quarter of 2011 is primarily due to higher audit fees in the earlier period, and to changes in the exchange rates of various currencies as compared to the U.S. dollar. The increase when compared to the third quarter of 2010 is primarily due to modified fees for market data products and to changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

Issuer Services revenues were $92 million for the third quarter of 2011, a decrease of $1 million, or 1%, when compared to the second quarter of 2011, and an increase of $7 million, or 8%, when compared to the third quarter of 2010.

Global Listing Services

Global Listing Services revenues were $79 million for the third quarter of 2011, down $1 million, or 1%, when compared to the second quarter of 2011, but up $6 million, or 8%, when compared to the third quarter of 2010. The decrease when compared to the second quarter of 2011 is due to lower Corporate Solutions and European listing revenues. When compared to the prior year period, revenue growth is primarily due to increases in Corporate Solutions revenues, resulting from higher demand for services from listed companies, and increases in listing revenues. When compared to the third quarter of 2010, European listing revenues benefited from changes in the exchange rates of various currencies as compared to the U.S. dollar.

Global Index Group

Global Index Group revenues were $13 million for the third quarter of 2011, equal to revenues in the second quarter of 2011, and up $1 million, or 8%, when compared to the third quarter of 2010. Higher revenues when compared to the prior year period are primarily due to increases in asset sizes of licensed ETFs, as well as additional demand for new licensed ETFs and other financial products.

Market Technology

Market Technology revenues were $46 million for the third quarter of 2011, equal to revenues in the second quarter of 2011, and up $8 million, or 21%, when compared to the third quarter of 2010. The increase when compared to the third quarter of 2010 is primarily due to the inclusion of revenue from SMARTS, which was acquired in August 2010. Also contributing to the increase in revenues when compared to the third quarter of 2010 are revenues associated with recently delivered projects and changes in the exchange rates of various currencies as compared to the U.S. dollar.

The NASDAQ OMX Group, Inc.	7

Operating Expenses

Total non-GAAP operating expenses increased $5 million, or 2%, to $234 million in the third quarter of 2011 from $229 million in the second quarter of 2011, and increased $31 million, or 15%, from $203 million in the prior year quarter. The increase when compared to the second quarter of 2011 is primarily driven by higher compensation and depreciation and amortization expenses. When compared to the third quarter of 2010, the increase is primarily due to higher expenses associated with FTEN (acquired in December 2010), SMARTS (acquired in August 2010), and Zoomvision Mamato (acquired in December 2010). Also contributing to the increase were higher compensation expenses and changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $10 million.

Net Interest Expense

Net interest expense was $27 million for the third quarter of 2011, compared with $28 million for the second quarter of 2011 and $23 million for the third quarter of 2010. The decrease in net interest expense when compared to the second quarter of 2011 is primarily due to a lower average interest rate on the floating rate term loan in the third quarter of 2011. The increase in net interest expense when compared to the third quarter of 2010 is primarily due to the issuance of senior notes in December 2010 to partially finance the repurchase of shares. Included in total net interest expense for the third quarter of 2011 is $23 million in interest expense, $4 million of non-cash expense associated with the accretion of debt discounts, $2 million in debt issuance amortization expense, and $1 million of other bank-related fees. Interest income for the third quarter of 2011 was $3 million.

Earnings Per Share

On a non-GAAP basis, third quarter 2011 earnings per diluted share were $0.67 as compared to non-GAAP earnings per diluted share of $0.62 in the second quarter of 2011 and non-GAAP earnings per diluted share of $0.50 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 181 million for the second and third quarters of 2011 and 204 million for the third quarter of 2010.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,500 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen,

The NASDAQ OMX Group, Inc.	8

Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook (http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income attributable to NASDAQ OMX, diluted earnings per share, operating income and operating expenses that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

The NASDAQ OMX Group, Inc.	9

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

(tables follow)

(income statement)

(revenue statement)

(balance sheet)

(GAAP reconciliation table)

(key drivers)

The NASDAQ OMX Group, Inc.	10

The NASDAQ OMX Group, Inc.

Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Revenues:
Market Services	$808	$699	$634

Cost of revenues:
Transaction rebates	(390)	(322)	(303)
Brokerage, clearance and exchange fees	(118)	(100)	(82)

Total cost of revenues	(508)	(422)	(385)

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	300	277	249

Issuer Services	92	93	85
Market Technology	46	46	38

Revenues less transaction rebates, brokerage, clearance and exchange fees	438	416	372

Operating Expenses:
Compensation and benefits	118	115	101
Marketing and advertising	4	5	5
Depreciation and amortization	28	26	25
Professional and contract services	23	22	18
Computer operations and data communications	17	16	13
Occupancy	23	23	23
Regulatory	9	8	9
Merger and strategic initiatives	3	29	1
General, administrative and other	18	14	12

Total operating expenses	243	258	207

Operating income	195	158	165

Interest income	3	3	2
Interest expense	(30)	(31)	(25)
Dividend and investment income	1	—	—
Income from unconsolidated investees, net	1	1	1

Income before income taxes	170	131	143
Income tax provision	61	40	43

Net income	109	91	100

Net loss attributable to noncontrolling interests	1	1	1

Net income attributable to NASDAQ OMX	$110	$92	$101

Basic and diluted earnings per share:
Basic earnings per share	$0.62	$0.52	$0.51

Diluted earnings per share	$0.61	$0.51	$0.50

Weighted-average common shares outstanding for earnings per share:
Basic	177	177	200
Diluted	181	181	204

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$481	$387	$368

Cost of revenues:
Transaction rebates	(327)	(258)	(248)
Brokerage, clearance and exchange fees	(111)	(93)	(78)

Total U.S. cash equity cost of revenues	(438)	(351)	(326)

Net U.S. cash equity trading revenues	43	36	42
European cash equity trading	24	23	21

Total net cash equity trading revenues	67	59	63

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	121	115	93

Cost of revenues:
Transaction rebates	(63)	(64)	(55)
Brokerage, clearance and exchange fees	(7)	(7)	(4)

Total U.S. derivative trading and clearing cost of revenues	(70)	(71)	(59)

Net U.S. derivative trading and clearing revenues	51	44	34
European derivative trading and clearing	33	31	26

Total net derivative trading and clearing revenues	84	75	60

Access Services Revenues	60	55	45

Total Transaction Services revenues less transaction rebates, brokerage, clearance and exchange fees	211	189	168

Market Data Revenues:
Net U.S. tape plans	30	30	28
U.S. market data products	33	32	32
European market data products	20	21	16

Total Market Data revenues	83	83	76

Broker Services Revenues	5	4	4

Other Market Services Revenues	1	1	1

Total Market Services revenues less transaction rebates, brokerage, clearance and exchange fees	300	277	249

ISSUER SERVICES
Global Listing Services Revenues:
Annual renewal	30	29	29
Listing of additional shares	10	10	10
Initial listing	4	4	4

Total U.S. listing services	44	43	43
European listing services	13	14	12
Corporate Solutions	22	23	18

Total Global Listing Services revenues	79	80	73

Global Index Group Revenues	13	13	12

Total Issuer Services revenues	92	93	85

MARKET TECHNOLOGY
License, support and facility management	28	30	27
Delivery project	6	6	4
Change request, advisory and broker surveillance	12	10	7

Total Market Technology revenues	46	46	38

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$438	$416	$372

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$543	$315
Restricted cash	51	60
Financial investments, at fair value	294	253
Receivables, net	347	298
Deferred tax assets	20	13
Open clearing contracts:
Derivative positions, at fair value	1,423	4,037
Resale agreements, at contract value	2,873	3,441
Other current assets	126	93

Total current assets	5,677	8,510
Non-current restricted cash	105	105
Property and equipment, net	168	164
Non-current deferred tax assets	385	433
Goodwill	5,046	5,127
Intangible assets, net	1,657	1,719
Other non-current assets	119	149

Total assets	$13,157	$16,207

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$175	$142
Section 31 fees payable to SEC	30	82
Accrued personnel costs	105	122
Deferred revenue	152	122
Other current liabilities	151	119
Deferred tax liabilities	26	26
Open clearing contracts:
Derivative positions, at fair value	1,423	4,037
Repurchase agreements, at contract value	2,873	3,441
Current portion of debt obligations	45	140

Total current liabilities	4,980	8,231
Debt obligations	2,168	2,181
Non-current deferred tax liabilities	678	698
Non-current deferred revenue	158	170
Other non-current liabilities	177	198

Total liabilities	8,161	11,478

Commitments and contingencies
Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,790	3,780
Common stock in treasury, at cost	(769)	(796)
Accumulated other comprehensive loss	(346)	(272)
Retained earnings	2,310	2,004

Total NASDAQ OMX stockholders’ equity	4,987	4,718
Noncontrolling interests	9	11

Total equity	4,996	4,729

Total liabilities and equity	$13,157	$16,207

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
GAAP net income attributable to NASDAQ OMX:	$110	$92	$101

Non-GAAP adjustments:

Merger and strategic initiatives	3	29	1
Extinguishment of debt	6	—	—
Asset retirements	—	—	2
Workforce reductions	—	—	2
Other	—	—	(1)

Total non-GAAP adjustments	9	29	4

Adjustment to the income tax provision to reflect non-GAAP adjustments(1)	(3)	(9)	(2)
Significant tax adjustments, net	5	—	(2)

Total non-GAAP adjustments, net of tax	11	20	—

Non-GAAP net income attributable to NASDAQ OMX:	$121	$112	$101

GAAP diluted earnings per common share:	$0.61	$0.51	$0.50
Total adjustments from non-GAAP net income above	0.06	0.11	—

Non-GAAP diluted earnings per common share:	$0.67	$0.62	$0.50

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2011

GAAP operating income:	$195	$158	$165

Non-GAAP adjustments:

Merger and strategic initiatives	3	29	1
Extinguishment of debt	6	—	—
Asset retirements	—	—	2
Workforce reductions	—	—	2
Other	—	—	(1)

Total non-GAAP adjustments	9	29	4

Non-GAAP operating income	$204	$187	$169

Total revenues less transaction rebates, brokerage, clearance and exchange fees	$438	$416	$372

Non-GAAP operating margin(2)	47%	45%	45%

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred.
(2)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction rebates, brokerage, clearance and exchange fees.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010

GAAP operating expenses:	$243	$258	$207

Non-GAAP adjustments:

Merger and strategic initiatives	(3)	(29)	(1)
Extinguishment of debt	(6)	—	—
Asset retirements	—	—	(2)
Workforce reductions	—	—	(2)
Other	—	—	1

Total non-GAAP adjustments	(9)	(29)	(4)

Non-GAAP operating expenses	$234	$229	$203

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.18	2.00	2.02
Matched market share executed on NASDAQ	28.0%	28.8%	29.0%
Matched market share executed on NASDAQ OMX BX	2.5%	1.8%	2.5%
Matched market share executed on NASDAQ OMX PSX	1.2%	1.2%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	28.6%	32.2%	30.4%
Total market share(1)	60.2%	64.0%	61.9%

New York Stock Exchange, or NYSE securities
Average daily share volume (in billions)	4.78	3.91	4.24
Matched market share executed on NASDAQ	14.3%	14.0%	13.8%
Matched market share executed on NASDAQ OMX BX	2.5%	2.1%	3.5%
Matched market share executed on NASDAQ OMX PSX	0.6%	0.8%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	25.6%	27.8%	27.0%
Total market share(1)	43.0%	44.7%	44.3%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.80	1.29	1.29
Matched market share executed on NASDAQ	19.9%	18.5%	21.0%
Matched market share executed on NASDAQ OMX BX	2.1%	1.9%	3.3%
Matched market share executed on NASDAQ OMX PSX	2.0%	2.0%	—
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility	24.2%	25.5%	25.1%
Total market share(1)	48.2%	47.9%	49.4%

Total U.S.-listed securities
Average daily share volume (in billions)	8.76	7.19	7.55
Matched share volume (in billions)	125.0	99.7	107.8
Matched market share executed on NASDAQ	18.9%	18.9%	19.1%
Matched market share executed on NASDAQ OMX BX	2.4%	2.0%	3.2%
Matched market share executed on NASDAQ OMX PSX	1.1%	1.1%	—

NASDAQ OMX Nordic and NASDAQ OMX Baltic Securities
Average daily number of equity trades	422,658	320,451	263,965
Average daily value of shares traded (in billions)	$3.7	$4.0	$2.8

Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	18.5	15.8	12.5
NASDAQ OMX PHLX matched market share	22.3%	24.3%	23.7%
The NASDAQ Options Market matched market share	4.1%	4.6%	5.1%

NASDAQ OMX Nordic and NASDAQ OMX Baltic
Average daily volume:
Options, futures and fixed-income contracts	491,968	428,041	398,014
Finnish option contracts traded on Eurex	65,716	109,682	124,553

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(2)	421	383	388
Carbon contracts (1000 tCO2)(2)	15,511	12,114	4,482

Issuer Services
Initial public offerings
NASDAQ	16	25	17
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic	2	5	1

New listings
NASDAQ(3)	33	40	41
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic(4)	5	13	4

Number of listed companies
NASDAQ(5)	2,717	2,724	2,805
Exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic(6)	771	780	780

Market Technology
Order intake (in millions)(7)	$35	$56	$27
Total order value (in millions)(8)	$473	$483	$446

(1)	Includes transactions executed on NASDAQ’s, NASDAQ OMX BX’s and NASDAQ OMX PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(2)	Primarily transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(3)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(4)	New listings include IPOs and represent companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North.
(5)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(6)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets of NASDAQ OMX First North at period end.
(7)	Total contract value of orders signed during the period.
(8)	Represents total contract value of orders signed that are yet to be recognized as revenue.